Exhibit 2.1

FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

by and between

ALEXANDER & BALDWIN HOLDINGS, INC.

and

A & B II, INC.

dated as of

June [    ], 2012

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.1	Definitions	2
Section 1.2	Interpretation	11

ARTICLE II

THE SEPARATION

Section 2.1	Transfers of Assets and Assumptions of Liabilities	12
Section 2.2	Termination of Intercompany Agreements	15
Section 2.3	Settlement of Intercompany Account	16
Section 2.4	Replacement of Guarantees	16

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1	SEC and Other Securities Filings	17
Section 3.2	NYSE Listing Applications	17
Section 3.3	Governmental Approvals and Consents	17
Section 3.4	Financings	18
Section 3.5	Ancillary Agreements	18
Section 3.6	Governance Matters	18

ARTICLE IV

THE DISTRIBUTION

Section 4.1	Delivery to Distribution Agent	19
Section 4.2	Mechanics of the Distribution	19

ARTICLE V

CONDITIONS

Section 5.1	Conditions Precedent to Consummation of the Transactions	20
Section 5.2	Right Not to Close	21

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”) is entered into as of June [    ], 2012, by and between Alexander & Baldwin Holdings, Inc., a Hawaii corporation (“Holdings”), and A & B II, Inc., a Hawaii corporation and a direct, wholly owned subsidiary of Holdings (“New A&B”).  Holdings and New A&B are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, Holdings, acting through its direct and indirect Subsidiaries, currently owns and conducts the A&B Businesses and the Matson Businesses;

WHEREAS, the Board of Directors of Holdings has determined that it is advisable and in the best interests of Holdings and its shareholders to separate Holdings into two independent publicly traded companies: (a) Holdings which, following consummation of the transactions contemplated in this Agreement, will own and conduct the Matson Businesses and (b) New A&B which, following consummation of the transactions contemplated by this Agreement, will own and conduct the A&B Businesses;

WHEREAS, as a result of the holding company reorganization consummated on June [    ], 2012 (the “Holding Company Merger”) pursuant to the Agreement and Plan of Merger, dated February 13, 2012 , by and between Alexander & Baldwin, Inc., a Hawaii corporation (“A&B Predecessor”), Holdings and A&B Merger Corporation, A&B Predecessor became a direct wholly owned Subsidiary of Holdings;

WHEREAS, following the consummation of the Holding Company Merger, on June [    ], 2012, (a) A&B Predecessor was converted into a Hawaii limited liability company, Alexander & Baldwin, LLC (“A&B”), (b) McBryde Sugar Company, Inc., a Hawaii corporation, was converted into a Hawaii limited liability company, McBryde Sugar Company, LLC (“McBryde”), (c) McBryde distributed 5.35% of the outstanding equity interests of ABHI-Crockett, Inc., a Hawaii corporation (“ABHI-Crockett”), to A&B, as a result of which ABHI-Crockett became a direct, wholly owned Subsidiary of A&B, (d) A&B distributed (i) all of the outstanding equity interests of Matson Navigation Company, Inc., a Hawaii corporation (“Matson”) to Holdings, as a result of which Matson became a direct, wholly owned Subsidiary of Holdings and (ii) all of the outstanding equity interests of ABHI-Crockett to Holdings, as a result of which ABHI-Crockett became a direct, wholly owned Subsidiary of Holdings (the “Contribution”) and (e) Holdings contributed to New A&B all of the outstanding equity interests of A&B, as a result of which A&B became a direct, wholly owned Subsidiary of New A&B;

WHEREAS, pursuant to the terms of this Agreement, the Parties intend to effect: (a) the Separation, whereby the Matson Businesses and the A&B Businesses will be separated, and (b) the Distribution, whereby Holdings will distribute to the holders of outstanding shares of common stock, without par value, of Holdings (“Holdings Common Stock”), on a pro rata basis, all of the outstanding shares of common stock, without par value, of New A&B (“New A&B Common Stock”), owned by Holdings as of the Distribution Date (which shall represent 100% of the issued and outstanding shares of New A&B Common Stock);

WHEREAS, A&B has received a private letter ruling from the IRS (the “IRS Ruling”) to the effect that, among other things, for U.S. federal income tax purposes, (a) certain transactions (including the Contribution) to be effected in connection with the Separation qualify as a reorganization under Sections 355 and/or 368 or as a complete liquidation under Section 332(a) of the U.S. Internal Revenue Code of 1986 (the “Code”) and (b) the Distribution qualifies as a transaction under Section 355 of the Code (collectively, the “Intended Tax-Free Treatment”);

WHEREAS, prior to the consummation of the Holding Company Merger, the Board of Directors and sole shareholder of Holdings approved an amendment to the Amended and Restated Articles of Incorporation of Holdings, to be effective simultaneously with the consummation of the transactions contemplated by this Agreement, changing Holdings’ name to “Matson, Inc.”; and

WHEREAS, pursuant to the terms of this Agreement, Holdings shall approve an amendment to the Articles of Incorporation of New A&B, to be effective prior to the consummation of the transactions contemplated by this Agreement, changing New A&B’s name to “Alexander & Baldwin, Inc.”

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Definitions.  As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“A&B” has the meaning set forth in the recitals to this Agreement.

“A&B Assets” means all Assets owned by Holdings or any of its Subsidiaries that (a) are used primarily in, or that primarily relate to, any of the A&B Businesses or (b) were purchased and paid for by the A&B Businesses.

“A&B Businesses” means: (a) the real estate development and ownership business and the agricultural production and processing business conducted by the A&B Group, (b) the business conducted by ABHI-Crockett prior to the Distribution Date, (c) Holdings corporate functions performed in Honolulu, Hawaii and (d) any other business directly conducted by any member of the A&B Group as of or prior to the date of this Agreement.

“A&B Guarantee” means any Guarantee issued, entered into or otherwise put in place by any member of the A&B Group to support or facilitate, or otherwise in respect of, (a) the obligations of any member of the Matson Group or any of the Matson Businesses or (b) Contracts, commitments, Liabilities or permits of any member of the Matson Group or any of the Matson Businesses.

“A&B Group” means New A&B, A&B and the A&B Subsidiaries.

“A&B Indemnitees” means each member of the A&B Group and their Affiliates and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“A&B Liabilities” shall mean, except as otherwise expressly provided in this Agreement or one or more Ancillary Agreements, all Liabilities of Holdings or any of its Subsidiaries arising out of, or primarily related to, the A&B Assets or the operation of any of the A&B Businesses.

“A&B Note Purchase Agreement” means that certain Note Purchase and Private Shelf Agreement, dated April 19, 2006, among A&B Predecessor (now known as A&B) and the noteholders party thereto, as such agreement may be amended, restated, modified or supplemented from time to time.

“A&B Predecessor” has the meaning set forth in the recitals to this Agreement.

“A&B Specific Policies” has the meaning set forth in Section 7.1(a).

“A&B Subsidiaries” means (a) each of the entities listed under the headings “Subsidiaries” and “Other Related Entities” on Exhibit A hereto and (b) any other entity (other than any Matson Subsidiary) that was owned, in whole or in part, by any such entity prior to the Distribution Time and that was primarily related to the operation of the real estate development and ownership business or the agricultural production and processing business conducted by the A&B Group.

“ABHI-Crockett” has the meaning set forth in the recitals to this Agreement.

“Action” means any demand, claim, action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.  For this purpose “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all schedules and exhibits attached hereto or delivered pursuant hereto.

“Agreement Dispute” has the meaning set forth in Section 10.2(a).

“Ancillary Agreements” has the meaning set forth in Section 3.5.

“Appointed Representative” has the meaning set forth in Section 10.1.

“Appropriate Member of the A&B Group” has the meaning set forth in Section 9.2.

“Appropriate Member of the Matson Group” has the meaning set forth in Section 9.3.

“Asset” means all rights, properties or assets, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Hawaii are authorized or obligated by applicable Law or executive order to close.

“Claims Made Policies” has the meaning set forth in Section 7.1(b)(iii).

“Code” has the meaning set forth in the recitals to this Agreement.

“Combined Policies” has the meaning set forth in Section 7.1(b)(iv).

“Confidential Information” means any and all information:

(a)        that is a trade secret under applicable trade secret or other Law or is required to be maintained in confidence by any Law or under any Contract;

(b)        concerning product specifications, data, know-how, formulae, compositions, processes, methodologies, designs, sketches, photographs, graphs, drawings, samples, models, inventions and ideas, improvements, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, computer software (including all versions, source and object codes and all related files and data), software and database technologies, systems, structures and architectures, and other similar technical or business information;

(c)        concerning any business and its affairs, which includes earnings reports and forecasts, macro-economic reports and forecasts, business and strategic plans, general market evaluations and surveys, litigation presentations and risk assessments, financing and credit-related information, financial projections, tax returns and accountants’ materials, historical, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, client and customer lists and files, Contracts, the names and backgrounds of key employees and personnel training techniques and materials, however documented, and other similar financial, business or employee information;

(d)        constituting communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding; or

(e)        constituting notes, analyses, compilations, studies, summaries and other material that contain or are based, in whole or in part, upon any information included in the foregoing clauses (a) — (d).

“Consent” means any consent, waiver or approval from, or notification requirement, to any Person other than a member of either Group.

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Contribution” has the meaning set forth in the recitals to this Agreement.

“D&O Policies” has the meaning set forth in Section 7.1(b)(i).

“Distribution” means the transactions contemplated by Section 4.2.

“Distribution Agent” means Computershare Shareowner Services LLC.

“Distribution Date” means the date on which the Distribution occurs, such date to be determined by, or under the authority of, the Board of Directors of Holdings, in its sole and absolute discretion.

“Distribution Time” means the time at which the Distribution is effective on the Distribution Date.

“DPR” has the meaning set forth in Section 10.2(c).

“DPR Rules” has the meaning set forth in Section 10.3(a).

“Employee Matters Agreement” means that certain Employee Matters Agreement, dated the date hereof, by and between Holdings and New A&B.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing A&B Credit Agreement” means that certain credit agreement, dated August 5, 2011, by and among Alexander & Baldwin, Inc., FHB and the other lenders thereunder, providing for a working capital revolving credit facility with available credit in an aggregate principal amount of $230 million.

“Existing Matson Credit Agreement” means that certain credit agreement, dated August 5, 2011, by and among Matson, FHB and the other lenders thereunder, providing for a working capital revolving credit facility with available credit in an aggregate principal amount of $125 million.

“FHB” means First Hawaiian Bank.

“Financings” collectively means the actions described in Section 3.4.

“Governmental Approval” means any notice, report or other filing to be given to or made with, or any release, consent, substitution, approval, amendment, registration, permit or authorization from any Governmental Authority.

“Governmental Authority” shall mean any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means either the Matson Group or the A&B Group, as the context requires.

“Guarantee” means any guarantee (including guarantees of performance or payment under Contracts, commitments, Liabilities and permits), letter of credit or other credit or credit support arrangement or similar assurance, including surety bonds, bid bonds, advance payment bonds, performance bonds, payment bonds, retention and/or warranty bonds or other bonds or similar instruments.

“Holding Company Merger” has the meaning set forth in the recitals to this Agreement.

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Holdings Common Stock” has the meaning set forth in the recitals to this Agreement.

“Indebtedness” of any specified Person means (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person upon which interest charges are customarily paid, (d) all obligations of such specified Person under conditional sale or other title retention agreements relating to Assets purchased by such specified Person, (e) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (f) all liabilities secured by (or for which any Person to which any such liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become liabilities of the specified Person, (g) all capital lease obligations of such specified Person, (h) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (i) any liability of others of a type described in any of the preceding clauses (a) through (h) in respect of which the specified Person has incurred, assumed or acquired a liability by means of a Guarantee.

“Indemnifiable Loss” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnitee” means any Matson Indemnitee or any A&B Indemnitee.

“Indemnity Payment” has the meaning set forth in Section 9.5.

“Information Statement” means the information statement, attached as an exhibit to the Registration Statement, and any related documentation to be provided to holders of Holdings Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Policy” means any insurance policies and insurance Contracts, including without limitation general liability, property and casualty, workers’ compensation, automobile, marine, directors & officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance overage, together with all rights, benefits and privileges thereunder.

“Insurance Proceeds” means those monies (in each case, net of any out-of-pocket costs or expenses incurred in the collection thereof):

(a)       received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any proceeds received directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person; or

(b)       paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, excluding any such payment made directly or indirectly (such as through reinsurance arrangements) from any captive insurance Subsidiary of the insured Person, on behalf of the insured.

“Intended Tax-Free Treatment” has the meaning set forth in the recitals to this Agreement.

“Intercompany Account” means any receivable, payable or loan between any member of the Matson Group, on the one hand, and any member of the A&B Group, on the other hand, that exists prior to the Distribution Time and is reflected in the records of the relevant members of the Matson Group and the A&B Group, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.

“Intercompany Agreement” means any Contract, whether or not in writing, between or among any member of the Matson Group, on the one hand, and any member of the A&B Group, on the other hand, entered into prior to the Distribution Date, but excluding any Contract to which a Person other than any member of the Matson Group or the A&B Group is also a party.

“IRS” means the United States Department of Treasury Internal Revenue Service.

“IRS Ruling” has the meaning set forth in the recitals to this Agreement.

“Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

“Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Action or any judgment of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, interest costs, Taxes, fines and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

“Marks” has the meaning set forth in Section 7.2(a).

“Matson” has the meaning set forth in the recitals to this Agreement.

“Matson Assets” means any Assets owned by Holdings or any of its Subsidiaries, other than any A&B Assets.

“Matson Businesses” means (a) the ocean transportation operations, related shoreside operations in Hawaii and intermodal, truck brokerage and logistics services conducted by the Matson Group and (b) any other business directly conducted by any member of the Matson Group as of or prior to the date of this Agreement (other than the business conducted by ABHI-Crockett prior to the Distribution Date).

“Matson Guarantee” means any Guarantee issued, entered into or otherwise put in place by any member of the Matson Group to support or facilitate, or otherwise in respect of, (a) the obligations of any member of the A&B Group or any of the A&B Businesses or (b) Contracts, commitments, Liabilities or permits of any member of the A&B Group or any of the A&B Businesses.

“Matson Group” means Holdings, Matson and the Matson Subsidiaries.

“Matson Indemnitees” means each member of the Matson Group and their Affiliates and each of their respective current or former stockholders, directors, officers, agents and employees (in each case, in such Person’s respective capacity as such) and their respective heirs, executors, administrators, successors and assigns.

“Matson Liabilities” means any Liabilities of Holdings or any of its Subsidiaries, other than any A&B Liabilities.

“Matson Note Purchase Agreement” means that certain note purchase agreement, dated [    ], 2012, by and among Holdings and [    ], providing for the issuance of senior unsecured notes in an aggregate principal amount up to $160 million.

“Matson Subsidiaries” means (a) ABHI-Crockett, (b) each of the entities listed under the headings “Subsidiaries” and “Other Related Entities” on Exhibit B hereto and (c) any other entity that was owned, in whole or in part, by any such entity prior to the Distribution Time and that was primarily related to the ocean transportation operations, related shoreside operations in Hawaii and intermodal, truck brokerage or logistics services conducted by the Matson Group.

“McBryde” has the meaning set forth in the recitals to this Agreement.

“Mediation Period” has the meaning set forth in Section 10.2(c).

“New A&B” has the meaning set forth in the preamble to this Agreement.

“New A&B Common Stock” has the meaning set forth in the recitals to this Agreement.

“NYSE” means the New York Stock Exchange, Inc.

“NYSE Listing Applications” has the meaning set forth in Section 3.2(a).

“Occurrence Based Policies” has the meaning set forth in Section 7.1(b)(ii).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Lien” means (a) Security Interests consisting of zoning or planning restrictions, easements, servitudes, licenses, permits and other restrictions or limitations on the use of real property or minor irregularities in title thereto which do not materially impair the use or value of the respective property, (b) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith and (c) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and other similar Security Interests arising or incurred in the ordinary course of business for amounts not overdue.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Pre-Distribution Claim” has the meaning set forth in Section 7.1(d)(i).

“Property/Boiler & Machinery Policies” has the meaning set forth in Section 7.1(b)(iv).

“Record Date” means the close of business on the date, to be determined by the Board of Directors of Holdings, as the record date for determining holders of Holdings Common Stock entitled to receive shares of New A&B Common Stock in the Distribution.

“Record Holders” has the meaning set forth in Section 4.1.

“Registration Statement” means the registration statement on Form 10 of New A&B with respect to the registration under the Exchange Act of the New A&B Common Stock to be distributed in the Distribution, including any amendments or supplements thereto.

“Replacement A&B Credit Agreement” means that certain credit agreement, dated [    ], 2012, by and among A&B Predecessor (now known as A&B), each lender from time to time party thereto, Bank of America, N.A., as agent, swing line lender and L/C issuer, and FHB, as L/C issuer, providing for a working capital revolving credit facility with available credit in an aggregate principal amount of $250 million.

“Replacement Matson Credit Agreement” means that certain credit agreement, dated [    ], 2012, by and among Holdings and [    ], providing for a working capital revolving credit facility with available credit in an aggregate principal amount of $300 million.

“Run-Off Policy” has the meaning set forth in Section 7.1(c)(i).

“SEC” means the United States Securities and Exchange Commission.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, servitude, zoning matters, permit, restriction, encroachment, restriction on transfer, restrictions or limitations on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Separation” means the transactions contemplated by Article II.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its subsidiaries.

“Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” means that certain Tax Sharing Agreement, dated as of the date hereof, by and between Holdings and New A&B.

“Third-Party Claim” has the meaning set forth in Section 9.4(b).

“Transactions” means the Separation, the Financings, the Distribution and any other transactions contemplated by this Agreement or any Ancillary Agreement.

“Transition Period” has the meaning set forth in Section 7.2(a).

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the date hereof, by and between Holdings and New A&B.

Section 1.2             Interpretation.  In this Agreement and the Ancillary Agreements, unless the context clearly indicates otherwise:

(a)        words used in the singular include the plural and words used in the plural include the singular;

(b)        the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c)        the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d)        relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e)        accounting terms used herein shall have the meanings historically ascribed to them by Holdings and its Subsidiaries, including A&B and Matson, in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f)         reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g)        reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h)        references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i)         if there is any conflict between the provisions of the main body of this Agreement or an Ancillary Agreement and the Exhibits or Schedules hereto or thereto, the provisions of the main body of this Agreement or the Ancillary Agreement, as applicable, shall control unless explicitly stated otherwise in such Exhibits or Schedule;

(j)         if there is any conflict between the provisions of this Agreement and any Ancillary Agreement, the provisions of such Ancillary Agreement shall control (but only with respect to the subject matter thereof) unless explicitly stated otherwise therein; and

(k)        any portion of this Agreement or any Ancillary Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or refrain from taking such action, as the case may be.

ARTICLE II

THE SEPARATION

Section 2.1             Transfers of Assets and Assumptions of Liabilities.

(a)        Transfer of A&B Assets.  Subject to Section 2.1(e)(i), effective immediately prior to the Distribution Time:

(i)        Holdings shall transfer, and shall cause any other applicable member of the Matson Group to transfer, to New A&B or another member of the A&B Group, all A&B Assets held by any member of the Matson Group immediately prior to the Distribution Time; and

(ii)       New A&B shall accept, and shall cause any other applicable member of the A&B Group to accept, from Holdings, or any other applicable member of the Matson Group, any such A&B Assets and all of Holdings’ and any other applicable member of the Matson Group’s respective right, title and interest in, to and under such A&B Assets, free and clear of all Security Interests (other than Permitted Liens).

(b)        Assumption of A&B Liabilities.  Subject to Section 2.1(e)(i), effective immediately prior to the Distribution Time:

(i)        Holdings shall transfer, and shall cause any other applicable member of the Matson Group to transfer, to New A&B or another member of the A&B Group, all A&B Liabilities that are Liabilities of any member of the Matson Group immediately prior to the Distribution Time; and

(ii)       New A&B shall assume, and shall cause any other applicable member of the A&B Group to assume, such A&B Liabilities.

(c)        Transfer of Matson Assets.  Subject to Section 2.1(e)(i), effective immediately prior to the Distribution Time:

(i)        New A&B shall transfer, and shall cause any other applicable member of the A&B Group to transfer, to Holdings or another member of the Matson Group, all Matson Assets held by any member of the A&B Group immediately prior to the Distribution Time; and

(ii)       Holdings shall accept, and shall cause any other applicable member of the Matson Group to accept, from New A&B or any other applicable member of the A&B Group, any such Matson Assets and all of New A&B’s and any other applicable member of the A&B Group’s respective right, title and interest in, to and under such Matson Assets, free and clear of all Security Interests (other than Permitted Liens).

(d)        Assumption of Matson Liabilities.  Subject to Section 2.1(e)(i), effective immediately prior to the Distribution Time:

(i)        New A&B shall transfer, and shall cause any other applicable member of the A&B Group to transfer, to Holdings or another member of the Matson Group, all Matson Liabilities that are Liabilities of any member of the A&B Group immediately prior to the Distribution Time; and

(ii)       Holdings shall assume, and shall cause any other applicable member of the Matson Group to assume, such Matson Liabilities.

(e)        Deferred Transfers and Assumptions.

(i)        Nothing in this Agreement or in any Ancillary Agreement will be deemed to require the transfer of any Assets or the assumption of any Liabilities that by their terms or by operation of Law cannot be transferred or assumed.  To the extent that any transfer of Assets or assumption of Liabilities contemplated by this Agreement or any Ancillary Agreement is not consummated prior to the Distribution Time, the Parties will use their reasonable best efforts to effect such transfers or assumptions as promptly following the Distribution Time as practicable and, from and after the Distribution Time until such time as such Asset is transferred or such Liability is assumed (A) the party retaining such Asset will thereafter hold such Asset for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and (B) the party intended to assume such Liability will pay or reimburse the party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability.  In addition, the party retaining such Asset or Liability will, insofar as reasonably practicable and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business consistent with past practice and take such other actions as may be reasonably requested by the party entitled to such Asset or by the party intended to assume such Liability in order to place such party, insofar as reasonably practicable, in the same position as if such Asset or Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and control over such Asset or Liability, are to inure from and after the Distribution Time to such party entitled to such Asset or intended to assume such Liability.  In furtherance of the foregoing, the Parties agree that, as of the Distribution Time, each party will be deemed to have acquired beneficial ownership over all of the Assets, together with all rights and privileges incident thereto, and will be deemed to have assumed all of the Liabilities, and all duties, obligations and responsibilities incident thereto, that such party is entitled to acquire or intended to assume pursuant to the terms of this Agreement or the applicable Ancillary Agreement.

(ii)       If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of the transfer of any Asset or the deferral of the assumption of any Liability pursuant to Section 2.1(e)(i) are obtained or satisfied, the transfer or assumption of the applicable Asset or Liability will be effected in accordance with and subject to the terms of this Agreement or the applicable Ancillary Agreement.

(iii)      The party retaining any Asset or Liability due to the deferral of the transfer of such Asset or the deferral of the assumption of such Liability pursuant to Section 2.1(e)(i) will not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced or agreed to be reimbursed by the party entitled to such Asset or the party intended to assume such Liability.  The party retaining such Asset or Liability will use its reasonable best efforts to notify the party entitled to such Asset or intended to assume such Liability of the need for such expenditure.

(iv)     The Parties agree to treat, for all tax purposes, any Asset or Liability that is not transferred or assumed prior to the Distribution Time and which is subject to the provisions of Section 2.1(e)(i), as owned by the party to which such Asset was intended to be transferred or by the party which was intended to assume such Liability, as the case may be, from and after the Distribution Time, and the Parties will not take any position inconsistent therewith unless otherwise required by applicable Law (in which case, the Parties will provide indemnification for any Taxes attributable to the Asset or Liability during the period beginning on the Distribution Date and ending on the date of the actual transfer).

(f)         Misallocated Assets and Liabilities.

(i)        In the event that, at any time from and after the Distribution Time, either Party discovers that it or another member of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate acquisition of Assets from a member of the other Group for value subsequent to the Distribution Time), such Party shall promptly transfer, or cause to be transferred, such Asset to such member of the other Group and such member of the other Group shall accept such Asset for no further consideration than that set forth in this Agreement and such Ancillary Agreement.  Prior to any such transfer, such Asset shall be held in accordance with Section 2.1(e)(i).

(ii)       In the event that, at any time from and after the Distribution Time, either Party discovers that it or another member of its Group is liable for any Liability that should have been allocated to a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any deliberate assumption of Liabilities from a member of the other Group for value subsequent to the Distribution Time), such Party shall promptly transfer, or cause to be transferred, such Liability to such member of the other Group and such member of the other Group shall assume such Liability for no further consideration than that set forth in this Agreement and such Ancillary Agreement.  Prior to any such assumption, such Liabilities shall be held in accordance with Section 2.1(e)(i).

(g)        Instruments of Transfer and Assumption.  The Parties agree that (i) transfers of Assets required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferor to the transferee of (A) with respect to those Assets that constitute stock or other equity interests, certificates endorsed in blank or evidenced or accompanied by stock powers or other instruments of transfer endorsed in blank, against receipt, (B) with respect to any real property interest or any improvements thereon, a general warranty deed with general warranty of limited application limiting recourse and remedies to title insurance and warranties by predecessors in title, and (C) with respect to all other Assets, such good and sufficient instruments of contribution, conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, to vest in the designated transferee all of the title and ownership interest of the transferor in and to any such Asset, and (ii) the assumptions of Liabilities required by this Agreement or any Ancillary Agreement shall be effected by delivery by the transferee to the transferor of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to the Parties, as shall be necessary, in each case, for the assumption by the transferee of such Liabilities.

Section 2.2             Termination of Intercompany Agreements.

(a)        Except as set forth in Section 2.2(b), Holdings, on behalf of itself and each of the other members of the Matson Group, and New A&B, on behalf of itself and each of the other members of the A&B Group, hereby terminate, effective as of the Distribution Time, any and all Intercompany Agreements.  No such terminated Intercompany Agreement will be of any further force or effect from and after the Distribution Time and all parties shall be released from all Liabilities thereunder other than the Liability to settle any Intercompany Accounts as provided in Section 2.3.  Each Party shall take, or cause to be taken, any and all actions as may be reasonably necessary to effect the foregoing.

(b)        The provisions of Section 2.2(a) shall not apply to any of the following agreements (which agreements shall continue to be outstanding after the Distribution Date and thereafter shall be deemed to be, for each relevant Party (or the member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Agreement):

(i)        this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement);

(ii)       any confidentiality or non-disclosure agreements among any members of either Group or employees of any member of either Group; and

(iii)      any agreement listed or described on Section 2.2(b) of the Disclosure Schedule, if any.

Section 2.3             Settlement of Intercompany Account.  Each Intercompany Account outstanding immediately prior to the Distribution Date (other than those set forth on Section 2.3 of the Disclosure Schedule), will be satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished by the relevant members of the Matson Group and the A&B Group prior to the Distribution Time, in each case in the manner agreed to by the Parties.  Each Intercompany Account outstanding immediately prior to the Distribution Date set forth on Section 2.3 of the Disclosure Schedule shall continue to be outstanding after the Distribution Date (unless previously satisfied in accordance with its terms) and thereafter shall be deemed to be, for each Party (or the relevant member of such Party’s Group), an obligation to a third party and shall no longer be an Intercompany Account.

Section 2.4             Replacement of Guarantees.

(a)        The Parties shall cooperate and use their reasonable best efforts to arrange, effective at or prior to the Distribution Time, (i) at New A&B’s cost and expense, the replacement of all Matson Guarantees with alternate arrangements that do not require any credit support from any member of the Matson Group, and shall use their reasonable best efforts to obtain from the beneficiaries of such Matson Guarantees written releases indicating that each applicable member of the Matson Group will, effective as of the Distribution Time, have no further Liability with respect to such Matson Guarantees and (ii) at Holdings’ cost and expense, the replacement of all A&B Guarantees with alternate arrangements that do not require any credit support from any member of the A&B Group, and shall use their reasonable best efforts to obtain from the beneficiaries of such A&B Guarantees written releases indicating that each applicable member of the A&B Group will, effective as of the Distribution Time, have no further Liability with respect to such A&B Guarantees.

(b)        If, following the Distribution Date, the Parties are unable to replace any Matson Guarantee or any A&B Guarantee (i) the Parties shall cooperate and continue to use their reasonable best efforts to replace such Guarantee with alternate arrangements that do not require any credit support from any member of (A) the Matson Group in the case of a Matson Guarantee or (B) the A&B Group in the case of an A&B Guarantee and (ii) the Parties shall cooperate and use their reasonable best efforts to enter into an arrangement whereby (A) in the case of a Matson Guarantee, New A&B shall indemnify, defend and hold harmless each member of the Matson Group against, and reimburse each member of the Matson Group for, any Losses incurred following the Separation with respect to such Matson Guarantee or (B) in the case of an A&B Guarantee, Holdings shall indemnify, defend and hold harmless each member of the A&B Group against, and reimburse each member of the A&B Group for, any Losses incurred following the Separation with respect to such A&B Guarantee.

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1             SEC and Other Securities Filings.

(a)        Prior to the date of this Agreement, the Parties prepared and filed the Registration Statement with the SEC.

(b)        The Parties shall use their respective reasonable best efforts to cause the Registration Statement to become effective as soon as reasonably practicable following the date of this Agreement.

(c)        As soon as practicable after the Registration Statement becomes effective, New A&B shall mail the Information Statement to the Record Holders.

(d)        The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any other registration statements or amendments or supplements thereto that are necessary or appropriate in order to effect the Transactions, or to reflect the establishment of, or amendments to, any employee benefit plans contemplated hereby or in the Employee Matters Agreement.

(e)        The Parties shall take all such action as may be necessary or appropriate under state and foreign securities or “blue sky” laws in connection with the Transactions.

Section 3.2             NYSE Listing Applications.

(a)        Prior to the date of this Agreement, the Parties prepared and filed (i) an application for the listing on the NYSE of New A&B Common Stock to be issued to the Record Holders in the Distribution and (ii) a supplemental listing application with the NYSE to facilitate Holdings’ name change to “Matson, Inc.” (together, the “NYSE Listing Applications”).

(b)        The Parties shall use their reasonable best efforts to have the NYSE Listing Applications approved, subject to official notice of issuance, as soon as reasonably practicable following the date of this Agreement.

(c)        Holdings and New A&B shall give the NYSE notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 3.3             Governmental Approvals and Consents.  To the extent that any of the Transactions require any Governmental Approval or Consent which has not been obtained prior to the date of this Agreement, the Parties will use their reasonable best efforts to obtain, or caused to be obtained, such Governmental Approval or Consent prior to the Distribution Time.

Section 3.4             Financings.

(a)        Matson Credit Agreement.  Holdings shall use its reasonable best efforts to cause the following to occur prior to the Distribution: (i) termination of the Existing Matson Credit Agreement, (ii) availability of funds under the revolving credit facility under the Replacement Matson Credit Agreement and (iii) contribution by Holdings to New A&B of $160 million of the proceeds from the funding of the revolving credit facility under the Replacement Matson Credit Agreement.

(b)        Matson Note Purchase Agreement.  Immediately following the Distribution, Holdings shall use its reasonable best efforts to cause senior unsecured notes in an aggregate principal amount of $160 million to be issued by Matson under the Matson Note Purchase Agreement.

(c)        A&B Credit Agreement.  New A&B shall use its reasonable best efforts to cause the following to occur prior to or simultaneously with the Distribution: (i) termination of the Existing A&B Credit Agreement and (ii) availability of funds under of the Replacement A&B Credit Agreement.

(d)        A&B Note Purchase Agreement.  New A&B shall use its reasonable best efforts to cause, prior to or simultaneously with the Distribution, the A&B Note Purchase Agreement to be amended by the parties thereto to permit, among other things, the Transactions to be effected without resulting in a default under, or a termination of, the A&B Note Purchase Agreement.

(e)        Expenses.  Holdings shall be responsible for any initial commitment fees and other expenses incurred in connection with Section 3.4(a) and Section 3.4(b) and New A&B shall be responsible for any initial commitment fees and other expenses incurred in connection with Section 3.4(c) and Section 3.4(d).

Section 3.5             Ancillary Agreements.  Prior to the Distribution Time, each Party shall execute and deliver, and shall cause each applicable member of its Group to execute and deliver, as applicable, the following agreements (collectively, the “Ancillary Agreements”):

(a)        Tax Sharing Agreement;

(b)        Transition Services Agreement;

(c)        Employee Matters Agreement; and

(d)        such other written agreements, documents or instruments as the Parties may agree are reasonably necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement.

Section 3.6             Governance Matters.

(a)        Articles of Incorporation and Bylaws.  On or prior to the Distribution Date, the Parties shall take all necessary actions to adopt each of the amended and restated articles of incorporation and the amended and restated bylaws of New A&B, each substantially in the forms filed by New A&B with the SEC as exhibits to the Registration Statement.

(b)        Officers and Directors.  On or prior to the Distribution Date, the Parties shall take all necessary action so that, as of the Distribution Date, the officers and directors of New A&B will be as set forth in the Information Statement.

(c)        Certain Resignations.  Except as set forth on Section 3.6(c) of the Disclosure Schedule, on or prior to the Distribution Date, (i) New A&B shall deliver, or cause to be delivered, to Holdings resignations, effective immediately after the Distribution, of each individual who will be an employee, officer or director of any member of the A&B Group after the Distribution and who is an employee, officer or director of any member of the Matson Group immediately prior to the Distribution from such position or positions with any member of the Matson Group and (ii) Holdings shall deliver, or cause to be delivered, to New A&B resignations, effective immediately after the Distribution, of each individual who will be an employee, officer or director of any member of the Matson Group after the Distribution and who is an employee, officer or director of any member of the A&B Group immediately prior to the Distribution from such position or positions with any member of the A&B Group.

ARTICLE IV

THE DISTRIBUTION

Section 4.1             Delivery to Distribution Agent.  Subject to Section 5.1, on or prior to the Distribution Date, Holdings will authorize the Distribution Agent, for the benefit of holders of record of Holdings Common Stock at the close of business on the Record Date (the “Record Holders”), to effect the book-entry transfer of all outstanding shares of New A&B Common Stock and will order the Distribution Agent to effect the Distribution at the Distribution Time in the manner set forth in Section 4.2.

Section 4.2             Mechanics of the Distribution.

(a)        On the Distribution Date, Holdings will direct the Distribution Agent to distribute, effective as of the Distribution Time, to each Record Holder, a number of shares of New A&B Common Stock equal to the number of shares of Holdings Common Stock held by such Record Holder on the Record Date.  All such shares of New A&B Common Stock to be so distributed shall be distributed as uncertificated shares registered in book-entry form through the direct registration system.  No certificates therefor shall be distributed.  Following the Distribution, Holdings shall cause the Distribution Agent to deliver an account statement to each holder of New A&B Common Stock reflecting such holder’s ownership thereof.  All of the shares of New A&B Common Stock distributed in the Distribution will be validly issued, fully paid and non-assessable.

(b)        Any New A&B Common Stock that remains unclaimed by any Record Holder on the first anniversary of the Distribution Date will be delivered to New A&B.  Following the first anniversary of the Distribution Date, New A&B will hold such New A&B Common Stock for the account of the applicable Record Holders and any applicable Record Holder will look only to New A&B for the New A&B Common Stock, subject in each case to applicable escheat or other abandoned property Laws.

(c)        Notwithstanding the foregoing provisions of this Section 4.2, the rights of holders of restricted stock of Holdings shall be as provided in the Employee Matters Agreement.

ARTICLE V

CONDITIONS

Section 5.1             Conditions Precedent to Consummation of the Transactions.  None of the Transactions shall become effective unless the following conditions have been satisfied or waived by Holdings, in its sole and absolute discretion, at or before the Distribution Time:

(a)        the Board of Directors of Holdings shall have approved the Transactions, including the declaration of the Distribution, which approval may be given or withheld at its sole and absolute discretion;

(b)        the Registration Statement shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and no proceedings for such purpose shall be pending before or threatened by the SEC;

(c)        New A&B shall have mailed the Information Statement (and such other information concerning New A&B, the A&B Businesses, New A&B’s operations and management, the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the Record Holders;

(d)        all other actions and filings necessary or appropriate under applicable federal or state securities Laws and state blue sky Laws in connection with the Transactions shall have been taken;

(e)        the IRS Ruling shall remain in full force and effect and shall not have been modified or amended in any respect adversely affecting the Intended Tax-Free Treatment of the Transactions;

(f)         Holdings shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP (which opinion will rely upon the effectiveness of the IRS Ruling), dated the Distribution Date, in form and substance acceptable to the Parties substantially to the effect that, among other things, the Contribution, the Separation and the Distribution, taken together, will qualify as a reorganization under Section 368 of the Code;

(g)        Holdings shall have obtained a surplus and solvency opinion from Duff & Phelps LLC, in form and substance reasonably satisfactory to Holdings, to the effect that, among other things, Holdings has adequate surplus under Hawaii law to declare the Distribution and that, following the Distribution, Holdings and New A&B will each be solvent and adequately capitalized;

(h)        the NYSE shall have approved the NYSE Listing Applications, subject to official notice of issuance;

(i)         the Financings (other than the issuance of the senior unsecured notes pursuant to Section 3.4(b)) shall have been completed in accordance with and subject to the terms of this Agreement;

(j)         the Ancillary Agreements shall have been executed and delivered by each of the parties thereto and no party to any of the Ancillary Agreements will be in material breach of any such agreement;

(k)        any material Governmental Approvals and Consents necessary to consummate the Transactions or any portion thereof shall have been obtained and be in full force and effect;

(l)         no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute (as interpreted through orders or rules of any Governmental Authority duly authorized to effectuate the statute), rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect preventing the consummation of, or materially limiting the benefits of, the Transactions; and

(m)       no other event or development shall have occurred or failed to occur that, in the judgment of the Board of Directors of Holdings, in its sole discretion, prevents the consummation of the Transactions or any portion thereof or makes the consummation of the Transactions inadvisable.

Section 5.2             Right Not to Close.  Each of the conditions set forth in Section 5.1 is for the benefit of Holdings and the Board of Directors of Holdings may, in its sole and absolute discretion, determine whether to waive any condition, in whole or in part.  Any determination made by the Board of Directors of Holdings concerning the satisfaction or waiver of any or all of the conditions in Section 5.1 will be conclusive and binding on the Parties.  The satisfaction of the conditions set forth in Section 5.1 will not create any obligation on the part of Holdings to any other Person to effect any of the Transactions or in any way limit Holdings’ right to terminate this Agreement and the Ancillary Agreements as set forth in Section 11.1 or alter the consequences of any termination from those specified in Section 11.2.

ARTICLE VI

NO REPRESENTATIONS OR WARRANTIES

Section 6.1             Disclaimer of Representations and Warranties.  EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY IS REPRESENTING OR WARRANTING IN ANY WAY AS TO (A) THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, (B) ANY CONSENTS OR

GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, (C) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF ANY PARTY, (D) THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR (E) THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.

Section 6.2             As Is, Where Is.  EACH PARTY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF ITS GROUP) UNDERSTANDS AND AGREES THAT ALL ASSETS TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ARE BEING TRANSFERRED “AS IS, WHERE IS.”

ARTICLE VII

CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS

Section 7.1             Insurance Matters.

(a)        General.  Each Insurance Policy owned or maintained by or on behalf of Holdings or any of its Subsidiaries that relates exclusively to (i) the A&B Businesses (“A&B Specific Policies”) shall be an A&B Asset and (ii) the Matson Businesses shall be a Matson Asset. All other Insurance Policies shall be subject to the provisions of Section 7.1(b).

(b)        Combined Policies.  Holdings hereby agrees to use its reasonable best efforts to take the following actions, effective in each case prior to or on the Distribution Date (it being understood that New A&B shall be responsible for all premiums, costs and fees associated with any new insurance policies placed for the benefit of New A&B pursuant to this Section 7.1(b)):

(i)        cause each Insurance Policy listed on Section 7.1(b)(i) of the Disclosure Schedule (the “D&O Policies”) to be canceled and place separate policies for each of Holdings and New A&B on substantially similar terms as the D&O Policies;

(ii)       allow each Insurance Policy listed on Section 7.1(b)(ii) of the Disclosure Schedule (the “Occurrence Based Policies”) to expire by its terms and place separate policies for each of Holdings and New A&B on substantially similar terms as the Occurrence Based Policies;

(iii)      cause each Insurance Policy listed on Section 7.1(b)(iii) of the Disclosure Schedule (the “Claims Made Policies”) to be canceled and place separate policies for each of Holdings and New A&B on substantially similar terms as the Claims Made Policies and including prior acts coverage with full retroactivity; and

(iv)     with respect to each Insurance Policy listed on Section 7.1(b)(iv) of the Disclosure Schedule (the “Property/Boiler & Machinery Policies” and together with the D&O Policies, the Occurrence Based Policies and the Claims Made Policies, the “Combined Policies”), cause all exposure related to the Matson Businesses to be removed from the insured value schedule and place new policies for Holdings to cover such exposures.

(c)        D&O Run-Off Policy.

(i)        For the six-year period commencing immediately after the Distribution Date, Holdings shall maintain in effect prepaid run-off tail coverage (the “Run-Off Policy”), for acts or omissions occurring prior to the Distribution Date with respect to those Persons who are currently covered by the D&O Policies which are to be canceled pursuant to Section 7.1(b)(i) on terms and at limits no less favorable than the coverage currently provided under such policies.

(ii)       Subject to the last sentence of Section 7.1(f)(i), all premiums (exclusive of any commissions which are the subject of Section 7.1(c)(iii)) due with respect to the Run-Off Policy shall be split evenly between Holdings and New A&B.

(iii)      All commissions due with respect to the Run-Off Policy shall be split evenly between Holdings and New A&B.

(d)        Occurrence Based Policies Claims.

(i)        For any claim asserted against any member of the A&B Group after the Distribution Date arising out of an occurrence or Loss taking place prior to the Distribution Date (“Pre-Distribution Claim”), the applicable member of the A&B Group may access coverage under any of the Occurrence Based Policies under which the applicable member of the A&B Group is insured and Holdings shall cooperate with the applicable member of the A&B Group in connection with the tendering of such claims.

(ii)       In the event that a Pre-Distribution Claim relates to the same occurrence for which any member of the Matson Group is seeking coverage under an Occurrence Based Policy, and the limits under the applicable Occurrence Based Policy are not sufficient to fund all covered claims of the applicable member of the Matson Group and the applicable member of the A&B Group, amounts due under such Occurrence Based Policy shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite.

(iii)      After the Distribution Date, any third party administrator fees and deposits related to claims made under any Occurrence Based Policy shall be paid in accordance with the protocol historically used prior to the Distribution Date.

(e)        Retentions/Deductibles.

(i)    For any Pre-Distribution Claim made after the Distribution Date against the Run-Off Policy or any Occurrence Based Policy, all amounts necessary to exhaust or otherwise satisfy all applicable retentions, deductibles or other amounts not covered by such policy shall be:

(A)      paid by Holdings to the extent such claim relates exclusively to the Matson Businesses;

(B)       paid by New A&B to the extent such claim relates exclusively to the A&B Businesses; or

(C)       split evenly between Holdings and New A&B for all other claims, including any claim relating to general corporate matters.

(ii)   New A&B shall be permitted to determine whether to settle any claim for which New A&B is required to pay any applicable deductibles or retentions pursuant to Section 7.1(e)(i)(B).

(iii)  For the avoidance of doubt, any dispute between the Parties arising out of or related to this Section 7.1(e) shall be subject to the dispute resolution provisions of Article X.

(f)         Unearned Premium and “No Claims Retro Feature.”

(i)        Holdings and New A&B shall be entitled to their respective interest in any unearned premium paid by any insurer as a result of the cancellation of any of the Combined Policies pursuant to Section 7.1(b)(i) — (iii).  Each Party’s respective interest in any unearned premium shall be determined based on the proportion of the premium paid by each Party with respect to such policy in accordance with the internal premium allocation model historically used prior to the Distribution Date. Notwithstanding the foregoing, any premium credit applied to the Run-Off Policy as a result of the cancellation of the D&O Policies pursuant to Section 7.1(b)(i) shall be used to offset any amount due from New A&B pursuant to Section 7.1(c)(ii).

(ii)       Holdings shall be entitled to a full refund of Matson’s unearned premium (based on rates provided by the applicable insurance company) as a result of any endorsements made to the Property/Boiler & Machinery Policies pursuant to Section 7.1(b)(iv).

(iii)      Any “No Claims Retro Feature” paid after the Distribution Date pursuant to any Property/Boiler & Machinery Policies shall be allocated between Holdings and New A&B in accordance with the internal premium allocation model historically used prior to the Distribution Date adjusted for unearned premium refunds.

(g)        Expirations and Renewals.  With respect to any Combined Policy that expires prior to the Distribution Date, Holdings shall, in its sole discretion, take any of the following actions: (i) allow the policy to expire and place separate policies for Holdings and New A&B in accordance with Section 7.1(b), as applicable, (ii) extend the policy through the Distribution Date or (iii) renew the policy.

(h)        Copies of Policies.  As soon as reasonably practical following the Distribution Date, Holdings shall, at its own expense, provide to New A&B copies of all A&B Specific Policies and all Combined Policies.  At anytime after the Distribution Date, upon the reasonable request of New A&B, Holdings shall provide to New A&B copies of all other documents related to any A&B Specific Policies or any Combined Policies (in each case, including without limitation, certificates of insurance, insurer quotes and documents provided to underwriters).

Section 7.2             Signs; Use of Names.

(a)        Except as otherwise provided in any Ancillary Agreement, prior to the end of the period beginning on the Distribution Date and ending ninety (90) days thereafter (the “Transition Period”), the Parties, each at their own expense, shall remove any and all exterior and interior signs and identifiers on Assets or properties owned or held by such Party or any member of its Group that show any affiliation with any member of the other Group.  Holdings hereby grants to New A&B and New A&B hereby grants to Holdings, during the Transition Period, a non-exclusive, non-transferable, fully-paid and royalty-free license to use each other member of their Group’s respective corporate names (“Marks”) on business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other material used in their respective businesses as of the Distribution Time.  Notwithstanding the foregoing, Holdings shall use reasonable efforts to change all references to the Marks of New A&B and each other member of its Group and New A&B shall use reasonable best efforts to change all references to the Marks of Holdings and each other member of its Group, in each case, as soon as practicable following the Distribution Time.

(b)        Except as otherwise provided in any Ancillary Agreement, at the end of the Transition Period, (i) without the prior written consent of Holdings, New A&B shall not, and shall cause each other member of its Group not to, use or display the name “Matson,” or any variations thereof, or other trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any member of the Matson Group and (ii) without the prior written consent of New A&B, Holdings shall not, and shall cause each other member of its Group not to, use or display the name “Alexander & Baldwin,” or any variations thereof, or other trademarks, trade names, logos or identifiers using any of such names or otherwise owned by or licensed to any member of the A&B Group; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall prevent any Party from using any other Party’s name in public filings with Governmental Authorities, materials intended for distribution to either Party’s stockholders or any other communication in any medium that describes the relationship between the Parties, including materials distributed to employees relating to the transition of employee benefit plans.

Section 7.3             Mail and Other Communications.

(a)        From time to time following the Distribution Date, a member of one Group may receive mail, packages and other communications properly belonging to a member of the other Group.

(b)        Accordingly, at all times after the Distribution Date:

(i)        New A&B authorizes each member of the Matson Group to open all mail, packages and other communications received by any member of the Matson Group, subject to the confidentiality provisions and restrictions in Section 8.7, and to the extent that any such mail, package or other communication does not relate solely to Matson Businesses, Holdings shall, or shall cause any other applicable member of the Matson Group to, promptly deliver such mail, package or other communication to a member of the A&B Group; and

(ii)       Holdings authorizes each member of the A&B Group to open all mail, packages and other communications received by any member of the A&B Group, subject to the confidentiality provisions and restrictions in Section 8.7, and to the extent that any such mail, package or other communication does not relate solely to A&B Businesses, New A&B shall, or shall cause any other applicable member of the A&B Group to, promptly deliver such mail, package or other communication to a member of the Matson Group.

(c)        The provisions of this Section 7.3 are not intended to, and will not be deemed to, constitute an authorization by any party to permit the other to accept service of process on its behalf and no party is or will be deemed to be the agent of any other party for service of process purposes.

ARTICLE VIII

ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 8.1             Agreement for Exchange of Information.

(a)        Subject to Section 8.1(b):

(i)        for a period of six (6) years following the Distribution Date, as soon as reasonably practicable after written request: (A) Holdings shall afford to any member of the A&B Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the A&B Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the Matson Group immediately following the Distribution Date that relates to any member of the A&B Group, the A&B Businesses or the employees or former employees of the A&B Businesses and (B) New A&B shall afford to any member of the Matson Group and their authorized accountants, counsel and other designated representatives reasonable access during normal business hours to, or, at the

Matson Group’s expense, provide copies of, all books, records, Contracts, instruments, data, documents and other information in the possession or under the control of any member of the A&B Group immediately following the Distribution Date that relates to any member of the Matson Group, the Matson Businesses or the employees or former employees of the Matson Businesses; and

(ii)       for a period of two (2) years following the Distribution Date, as soon as reasonably practicable after written request: (A) to the extent that information or knowledge with respect to the A&B Businesses as of or prior to the Distribution Time is available through discussions with employees of any member of the Matson Group, Holdings shall make such employees reasonably available to New A&B to provide such information or knowledge and (B) to the extent that information or knowledge relating to the Matson Businesses as of or prior to the Distribution Time is available through discussions with employees of any member of the A&B Group, New A&B shall make such employees reasonably available to Holdings to provide such information or knowledge;

provided, however, that in the event that New A&B or Holdings, as applicable, determine that any such provision of or access to any information in response to a request under this Section 8.1(a) would be commercially detrimental in any material respect, violate any Law or agreement or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures to permit compliance with such request in a manner that avoids any such harm or consequence; provided, further, that to the extent specific information- or knowledge-sharing provisions are contained in any of the Ancillary Agreements, such other provisions (and not this Section 8.1(a)) shall govern; provided, further, that the 6-year period in Section 8.1(a)(i) or the 2-year period in Section 8.1(a)(ii), as applicable, shall be extended with respect to requests related to any third party litigation or other dispute filed prior to the end of such period until such litigation or dispute is finally resolved.

(b)        A request for information under Section 8.1(a) may be made: (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over such requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims defense, regulatory filings, litigation or other similar requirements (other than in connection with any action, suit or proceeding in which any member of the Matson Group is adverse to any member of the A&B Group, or vice versa), (iii) for use in compensation, benefit or welfare plan administration or other bona fide business purposes, or (iv) to comply with any obligations under this Agreement or any Ancillary Agreement.

(c)        Without limiting the generality of Section 8.1(a), until the end of the first full fiscal year following the Distribution Date (and for a reasonable period of time thereafter as required for any party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), New A&B shall use its reasonable best efforts to cooperate with any requests from any member of the Matson Group pursuant to Section 8.1(a) and Holdings shall use its reasonable best efforts to cooperate with any requests from any member of the A&B Group pursuant to Section 8.1(a), in each case to enable the requesting party to meet its timetable for dissemination of its earnings releases and financial statements and to enable such requesting party’s auditors to timely complete their audit of the annual financial statements and review of the quarterly financial statements.

Section 8.2             Ownership of Information.  Any information owned by any party that is provided to a requesting party pursuant to Section 8.1(a) shall be deemed to remain the property of the providing party.  Unless specifically set forth herein, nothing contained in this Agreement shall be construed to grant or confer rights of license or otherwise to the requesting party with respect to any such information.

Section 8.3             Compensation for Providing Information.  A Party requesting information pursuant to Section 8.1(a) agrees to reimburse the providing party for the reasonable expenses, if any, of gathering and copying such information, to the extent that such expenses are incurred for the benefit of the requesting party.

Section 8.4             Retention of Records.  To facilitate the exchange of information pursuant to this Article VIII after the Distribution Date, for a period of six (6) years following the Distribution Date, except as otherwise required or agreed in writing, the Parties agree to use reasonable best efforts to retain, or cause to be retained, all information in their, or any member of their Group’s, respective possession or control on the Distribution Date in accordance with the policies and procedures of Holdings as in effect on the Distribution Date.

Section 8.5             Limitation of Liability.  No party shall have any Liability to the other party (a) if any historical information exchanged or provided pursuant to this Article VIII is found to be inaccurate, in the absence of gross negligence or willful misconduct by the party that provided such information or (b) if any information is destroyed despite using reasonable best efforts to comply with the provisions of Section 8.4.

Section 8.6             Production of Witnesses.  At all times from and after the Distribution Date, upon reasonable request:

(a)        New A&B shall use reasonable best efforts to make available, or cause to be made available, to any member of the Matson Group, the directors, officers, employees and agents of any member of the A&B Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the A&B Group is adverse to any member of the Matson Group; and

(b)        Holdings shall use reasonable best efforts to make available, or cause to be made available, to any member of the A&B Group, the directors, officers, employees and agents of any member of the Matson Group as witnesses to the extent that the same may reasonably be required by the requesting party (giving consideration to business demands of such directors, officers, employees and agents) in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, except in the case of any action, suit or proceeding in which any member of the Matson Group is adverse to any member of the A&B Group.

Section 8.7             Confidentiality.

(a)        New A&B (on behalf of itself and each other member of its Group) and Holdings (on behalf of itself and each other member of its Group) shall hold, and shall cause each of their respective Affiliates to hold, and each of the foregoing shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any purpose other than as expressly permitted pursuant to this Agreement or the Ancillary Agreements, any and all Confidential Information concerning any member of the other Group without the prior written consent of such member of the other Group; provided, that the Parties may disclose, or may permit disclosure of, such Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and who are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties hereunder and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, or (iii) as necessary in order to permit a Party to prepare and disclose its financial statements, or other disclosures required by Law or such applicable stock exchange.  Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, the Party requested to disclose Confidential Information concerning a member of the other Group, shall promptly notify such member of the other Group of the existence of such request or demand and, to the extent commercially practicable, shall provide such member of the other Group thirty (30) days (or such lesser period as is commercially practicable) to seek an appropriate protective order or other remedy, which the Parties will cooperate in obtaining.  In the event that such appropriate protective order or other remedy is not obtained, the Party that is required to disclose Confidential Information about a member of the Group shall furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such information.

(b)        Notwithstanding anything to the contrary set forth herein, the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information of any member of the other Group if they exercise the same degree of care (but no less than a reasonable degree of care) as they exercise to preserve confidentiality for their own similar Confidential Information.

(c)        Upon the written request of a member of a Group, New A&B or Holdings, as applicable, shall take, or shall cause the applicable members of their Group to take, reasonable steps to promptly (i) deliver to the requesting party all original copies of Confidential Information (whether written or electronic) concerning the requesting party or any member of its Group that is in the possession of the non-requesting party or any member of its Group and (ii) if specifically requested by the requesting party, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law; provided, that the non-requesting party shall not be obligated to destroy Confidential Information that is required by or relates to the business of the non-requesting party or any member of its Group.  Upon the written request of the requesting party, New A&B or Holdings, as applicable, shall cause one of their, or another applicable member of their Group’s, duly authorized officers to certify in writing to the requesting party that the requirements of the preceding sentence have been satisfied in full.

Section 8.8             Privileged Matters.

(a)        Pre-Distribution Services.  The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Time have been and will be rendered for the collective benefit of the Parties and their Affiliates, and that each of the Parties and their Affiliates should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges that may be asserted under applicable Law.

(b)        Post-Distribution Services.  The Parties recognize that legal and other professional services will be provided following the Distribution Time that will be rendered solely for the benefit of New A&B and its Affiliates or Holdings and its Affiliates, as the case may be.  With respect to such post-Distribution services, the Parties agrees as follows:

(i)        Holdings shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the Matson Businesses, whether or not the privileged information is in the possession of or under the control of Holdings or New A&B.  Holdings shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Matson Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the Matson Group, whether or not the privileged information is in the possession of or under the control of Holdings or New A&B; and

(ii)       New A&B shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the A&B Businesses, whether or not the privileged information is in the possession of or under the control of Holdings or New A&B.  New A&B shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting A&B Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated by or against any member of the A&B Group, whether or not the privileged information is in the possession of or under the control of Holdings or New A&B.

(c)        The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 8.8, with respect to all privileges not allocated pursuant to the terms of Section 8.8(b).  New A&B may not waive, and shall cause each other member of the A&B Group not to waive, any privilege that could be asserted by a member of the Matson Group under any applicable Law, and in which a member of the Matson Group has a shared privilege, without the consent of Holdings, which consent shall not be unreasonably withheld, conditioned or delayed or as provided in Section 8.8(d) or Section 8.8(e) below.  Holdings may not waive, and shall cause each other member of the Matson Group not to waive, any privilege that could be asserted by a member of the A&B Group under any applicable Law, and in which a member of the A&B Group has a shared privilege, without the consent of New A&B, which consent shall not be unreasonably withheld, conditioned or delayed or as provided in Section 8.8(d) or Section 8.8(e) below.

(d)        In the event of any litigation or dispute between or among New A&B and Holdings, or any members of their respective Groups, the Parties may waive a privilege in which a member of the other Group has a shared privilege, without obtaining the consent from any other party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(e)        If a dispute arises between or among New A&B and Holdings, or any members of their respective Groups, regarding whether a privilege should be waived to protect or advance the interest of a party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of such party and shall not unreasonably withhold consent to any request for waiver by such party.  Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests or the legitimate interests of any other member of its Group.

(f)         Upon receipt by either Party, or by any member of its Group, of any subpoena, discovery or other request which requires for the production or disclosure of information which such Party knows is subject to a shared privilege or as to which a member of the other Group has the sole right hereunder to assert or waive a privilege, or if either Party obtains knowledge that any of its or any other member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which requires the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 8.8 or otherwise to prevent the production or disclosure of such privileged information.

(g)        The access to information being granted pursuant to Section 8.1, the agreement to provide witnesses and individuals pursuant to Section 8.6 hereof, and the transfer of privileged information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement, any of the Ancillary Agreements or otherwise.

Section 8.9             Financial Information Certifications.  In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of each of the Parties to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, within thirty (30) days following the end of any fiscal quarter during which New A&B was a Subsidiary of Holdings, and within sixty (60) days following the end of any fiscal year during which New A&B was a Subsidiary of Holdings, the other Party shall provide, or cause to be provided by any other applicable member of its Group, a certification statement with respect to testing of internal controls for corporate and shared services processes for such quarter, year or portion thereof to those certifying officers and employees, which certification shall be in substantially the same form as has been provided by officers or employees in certifications delivered prior to the Distribution Date (provided, that such certification shall be made by the relevant Party or any other applicable member of its Group rather than individual officers or employees), or as otherwise agreed upon between the Parties.

ARTICLE IX

MUTUAL RELEASES; INDEMNIFICATION

Section 9.1             Release of Pre-Distribution Claims.

(a)        Except as provided in Section 9.1(c), effective as of the Distribution Time, New A&B does hereby, for itself and each other member of the A&B Group, release and forever discharge each Matson Indemnitee, from any and all Liabilities whatsoever to any member of the A&B Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the Transactions.

(b)        Except as provided in Section 9.1(c), effective as of the Distribution Time, Holdings does hereby, for itself and each other member of the Matson Group, release and forever discharge each A&B Indemnitee from any and all Liabilities whatsoever to any member of the Matson Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the Transactions.

(c)        The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both.  Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which Section provides: GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT

TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.  The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 9.1(a) and Section 9.1(b).

(d)                       Nothing contained in Section 9.1(a) or Section 9.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement.  Without limiting the foregoing, nothing contained in Section 9.1(a) or Section 9.1(b) shall release any Person from:

(i)                       any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of that Group under, this Agreement or any Ancillary Agreement;

(ii)                    any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by third Persons, which Liability shall be governed by the provisions of this Article IX and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iii)                 any unpaid accounts payable or receivable arising from or relating to the sale, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by any member of the Matson Group from any member of the A&B Group, or by any member of the A&B Group from any member of the Matson Group; or

(iv)                any Liability the release of which would result in the release of any Person other than an Indemnitee; provided, that the Parties agree not to bring suit, or permit any other member of their respective Group to bring suit, against any Indemnitee with respect to such Liability.

(e)                        New A&B shall not make, and shall not permit any other member of the A&B Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Matson Indemnitee with respect to any Liabilities released pursuant to Section 9.1(a).  Holdings shall not make, and shall not permit any member of the Matson Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any A&B Indemnitee with respect to any Liabilities released pursuant to Section 9.1(b).

Section 9.2                                      Indemnification by New A&B.  Except as provided in Section 9.4 and Section 9.5, New A&B shall, and, in the case of Section 9.2(a), Section 9.2(b) or Section 9.2(c), shall in addition cause another Appropriate Member of the A&B Group to, indemnify, defend and hold harmless, the Matson Indemnitees from and against any and all Losses of the Matson Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a)                        any A&B Liability, including the failure of any member of the A&B Group or any other Person to pay, perform or otherwise promptly discharge any A&B Liabilities in accordance with their respective terms, whether prior to, at or after the Distribution Time;

(b)                       ABHI-Crockett to the extent such Losses relate to, arise out of or result from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to or at the Distribution Time;

(c)                        any breach by any member of the A&B Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(d)                       any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement or the Information Statement (other than information regarding any member of the Matson Group provided by any member of the Matson Group in writing to New A&B expressly for inclusion in the Registration Statement or the Information Statement);

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date.  As used in this Section 9.2, “Appropriate Member of the A&B Group” means the member or members of the A&B Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.3                                      Indemnification by Holdings.  Except as provided in Section 9.4 and Section 9.5, Holdings shall, and, in the case of Section 9.3(a), Section 9.3(b), Section 9.3(c) or Section 9.3(d), shall in addition cause any other Appropriate Member of the Matson Group to, indemnify, defend and hold harmless the A&B Indemnitees from and against any and all Losses of the A&B Indemnitees relating to, arising out of or resulting from any of the following (without duplication):

(a)                         any Matson Liability, including the failure of any member of the Matson Group or any other Person to pay, perform or otherwise promptly discharge any Matson Liabilities in accordance with their respective terms, whether prior to, at or after the Distribution Time;

(b)                       ABHI-Crockett to the extent such Losses are not subject to Section 9.2(b);

(c)                        any amounts required to be reimbursed by New A&B to XL pursuant to the Auto Liability, General Liability or State Act Mainland Workers’ Compensation Programs listed on Section 7.1(b)(ii) of the Disclosure Schedule to the extent such reimbursement is related to losses of any member of the Matson Group;

(d)                       any breach by any member of the Matson Group of any provision of this Agreement or of any of the Ancillary Agreements, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(e)                        any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, solely with respect to information regarding any member of the Matson Group provided by any member of the Matson Group in writing to New A&B expressly for inclusion in the Registration Statement or the Information Statement;

in each case, regardless of when or where the loss, claim, accident, occurrence, event or happening giving rise to the Loss took place, or whether any such loss, claim, accident, occurrence, event or happening is known or unknown, or reported or unreported and regardless of whether such loss, claim, accident, occurrence, event or happening giving rise to the Loss existed prior to, on or after the Distribution Date or relates to, arises out of or results from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Distribution Date.  As used in this Section 9.3, “Appropriate Member of the Matson Group” means the member or members of the Matson Group, if any, whose acts, conduct or omissions or failures to act caused, gave rise to or resulted in the Loss from and against which indemnity is provided.

Section 9.4                                      Procedures for Indemnification.

(a)                        An Indemnitee shall give notice of any matter that such Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than a Third-Party Claim which shall be governed by Section 9.4(b)) to any Party that is or may be required pursuant to this Agreement or any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) promptly (and in any event within fifteen (15) days) after making such a determination.  Such notice shall state the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement or the applicable Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b)                       If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, however, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice).  Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c)                        An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the Indemnitee, if it gives written notice of its intention to do so (including a statement that the Indemnitee is entitled to indemnification under this Article IX) to the applicable Indemnitees within thirty (30) days of the receipt of notice from such Indemnitees of the Third-Party Claim (failure of the Indemnifying Party to respond within such thirty (30) day period shall be deemed to be an election by the Indemnifying Party not to assume the defense for such Third-Party Claim).  After a notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the good faith judgment of the Indemnitee, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(d)                       Notwithstanding anything to the contrary in this Section 9.4, in the event that (i) an Indemnifying Party elects not to assume the defense of a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the Indemnitee, (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnitee’s exposure to Liability in connection with such Third-Party Claim is reasonably expected to exceed the Indemnifying Party’s exposure in respect of such Third-Party Claim taking into account the indemnification obligations hereunder, or (v) the party making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material Assets, such Indemnitee shall be entitled to control the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing (such counsel to be reasonably acceptable to the Indemnifying Party).  If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the good faith judgment of the Indemnifying Party, result in the loss of any existing privilege with respect to such information or violate any applicable Law.

(e)                        Unless the Indemnifying Party has failed to assume the defense of the Third-Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).  If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f)                          In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g)                       Absent fraud or intentional misconduct by an Indemnifying Party, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement or any Ancillary Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

Section 9.5                                      Indemnification Obligations Net of Insurance Proceeds.  The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article IX (an “Indemnifiable Loss”) will be net of Insurance Proceeds that actually reduce the amount of the Loss.  Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnitee will be reduced by any Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Loss.  If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payments received over the amount of the Indemnity Payments that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payments were made.  The Indemnitee shall use and cause its Affiliates to use reasonable best efforts to recover any Insurance Proceeds to which the Indemnitee is entitled with respect to any Indemnifiable Loss.  The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable

Loss shall not, however, delay any payment pursuant to the indemnification provisions contained in this Article IX and otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against a concurrent written assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment.  The Indemnitee shall use and cause its Affiliates to use reasonable best efforts to assist the Indemnifying Party in recovering or to recover on behalf of the Indemnifying Party, any Insurance Proceeds to which the Indemnifying Party is entitled with respect to any Indemnifiable Loss as a result of such assignment.  The Indemnitee shall make available to the Indemnifying Party and its counsel all employees, books and records, communications, documents, items or matters within its knowledge, possession or control that are necessary, appropriate or reasonably deemed relevant by the Indemnifying Party with respect to the recovery of such Insurance Proceeds; provided, however, that nothing in this sentence shall be deemed to require a Party to make available books and records, communications, documents or items which (i) in such Party’s good faith judgment could result in a waiver of any privilege even if the Parties cooperated to protect such privilege as contemplated by this Agreement or (ii) such Party is not permitted to make available because of any Law or any confidentiality obligation to a third party, in which case such Party shall use reasonable best efforts to seek a waiver of or other relief from such confidentiality restriction. Unless the Indemnifying Party has made payment in full of any Indemnifiable Loss, such Indemnifying Party shall use and cause its Affiliates to use reasonable best efforts to recover any Insurance Proceeds to which it or such Affiliate is entitled with respect to any Indemnifiable Loss.

Section 9.6                                      Indemnification Obligations Net of Taxes.  The Parties intend that any Indemnifiable Loss will be net of Taxes.  Accordingly, the amount which an Indemnifying Party is required to pay to an Indemnitee will be adjusted to reflect any tax benefit to the Indemnitee from the underlying Loss and to reflect any Taxes imposed upon the Indemnitee as a result of the receipt of such payment.  Such an adjustment will first be made at the time that the Indemnity Payment is made and will further be made, as appropriate, to take into account any change in the liability of the Indemnitee for Taxes that occurs in connection with the final resolution of an audit by a taxing authority.  For purposes of this Section 9.6, the value of any tax benefit to the Indemnitee from the underlying Loss shall be an amount equal to the product of (a) the amount of any present or future deduction allowed or allowable to the Indemnitee by the Code, or other applicable Law, as a result of such Loss and (b) the highest statutory rate applicable under Section 11 of the Code, or other applicable Law.  Except with respect to any Indemnity Payment for Losses relating to a breach of the Tax Sharing Agreement, which Indemnity Payments shall be treated in accordance with the Tax Sharing Agreement, and to the extent permitted by Law, the Parties will treat any Indemnity Payment paid pursuant to this Article IX as a capital contribution made by Holdings to New A&B or as a distribution made by New A&B to Holdings, as the case may be, on the date of this Agreement.

Section 9.7                                      Contribution.  If the indemnification provided for in this Article IX is unavailable to an Indemnitee in respect of any Indemnifiable Loss, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the Losses paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of New A&B and each other member of the A&B Group, on the one hand, and Holdings and each other member of the Matson Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.

Section 9.8                                      Remedies Cumulative.  The remedies provided in this Article IX shall be cumulative and, subject to the provisions of Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 9.9                                      Survival of Indemnities.  The rights and obligations of each of the Parties and their respective Indemnitees under this Article IX shall survive the Distribution Date indefinitely, unless a specific survival or other applicable period is expressly set forth herein, and shall survive the sale or other transfer by any Party or any of its Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

Section 9.10                                Limitation of Liability.  EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF ANY PROVISION OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE X

DISPUTE RESOLUTION

Section 10.1                                Appointed Representative.  Each Party shall appoint a representative who shall be responsible for administering the dispute resolution provisions in Section 10.2 (each, an “Appointed Representative”).  Each Appointed Representative shall have the authority to resolve any Agreement Disputes on behalf of the Party appointing such representative.

Section 10.2                                Negotiation and Dispute Resolution.

(a)                        Except as otherwise provided in this Agreement or in any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement or otherwise arising out of, or in any way related to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby (each, an “Agreement Dispute”), the Appointed Representatives shall negotiate in good faith for a reasonable period of time to settle any such Agreement Dispute.

(b)                        Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose, but shall be considered as to have been disclosed for settlement purposes.

(c)                        If a satisfactory resolution of any Agreement Dispute is not achieved by the Appointed Representatives within a reasonable period of time, the Parties agree to seek to resolve such Agreement Dispute by mediation administered by Dispute Prevention & Resolution, Inc. (“DPR”) and its mediation rules, and to bear equally the costs of the mediation.  If the Agreement Dispute has not been resolved through mediation within 90 days after the date of service of written notice of such Agreement Dispute, or such longer period as the Parties may mutually agree in writing (the “Mediation Period”), each party will be entitled to refer the dispute to arbitration in accordance with Section 10.3.

Section 10.3                                Arbitration.

(a)                        If the Agreement Dispute has not been resolved for any reason during the Mediation Period, such Agreement Dispute shall be resolved, at the request of either Party, by arbitration administered by the DPR under its Arbitration Rules (the “DPR Rules”), conducted in Honolulu, Hawaii.  There shall be three arbitrators.  Each Party shall appoint one arbitrator.  The two party-appointed arbitrators shall agree on a third arbitrator who will chair the arbitral tribunal.  Any arbitrator not appointed within a reasonable time shall be appointed in accordance with the DPR Rules.  Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation or enforceability of this Section 10.3 will be determined by the arbitrators.  In resolving any Agreement Dispute, the Parties intend that the arbitrators apply the substantive laws of the State of Hawaii, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction.  The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the Parties.  The Parties agree to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including any Hawaii State or federal court.  The arbitrators shall be entitled, if appropriate, to award monetary damages and other remedies, subject to the provisions of Section 9.10.  The Parties will use their reasonable best efforts to encourage the arbitrators to resolve any arbitration related to any Agreement Dispute as promptly as practicable.  Except as required by applicable Law, including disclosure or reporting requirements, the arbitrators and the Parties shall maintain the confidentiality of all information, records, reports, or other documents obtained in the course of the arbitration, and of all awards, orders, or other arbitral decisions rendered by the arbitrators.

(b)                       The arbitrators may consolidate arbitration under this Agreement with any arbitration arising under or relating to any of the Ancillary Agreements if the subject of the Agreement Disputes thereunder arise out of or relate essentially to the same set of facts or transactions.  Such consolidated arbitration will be determined by the arbitrators appointed for the arbitration proceeding that was commenced first in time.

(c)                        Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such dispute resolution.

ARTICLE XI

TERMINATION

Section 11.1                                Termination.  This Agreement and each of the Ancillary Agreements may be terminated at any time prior to the Distribution Time by and in the sole discretion of Holdings without the approval of any other party.

Section 11.2                                Effect of Termination.  In the event of termination pursuant to Section 11.1, neither Party shall have any Liability of any kind to the other Party.

ARTICLE XII

MISCELLANEOUS

Section 12.1                                Further Assurances.  Subject to the limitations or other provisions of this Agreement and any Ancillary Agreement, (a) each Party shall, and shall cause the other members of its Group to, use reasonable best efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions and to carry out the intent and purposes of this Agreement and the Ancillary Agreements, including using reasonable best efforts to obtain satisfaction of the conditions precedent in Article V or in any Ancillary Agreement within its reasonable control and to perform all covenants and agreements herein or in any Ancillary Agreement applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the Transactions.  Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement or any Ancillary Agreement, such Party shall use reasonable best efforts to cause such third parties to provide such cooperation.

Section 12.2                                Payment of Expenses.  Except as otherwise expressly provided in this Agreement or in any Ancillary Agreement, each Party will bear its own expenses (and the expenses of the other members of its Group) in connection with the Transactions.

Section 12.3                                Amendments and Waivers.

(a)                        Subject to Section 11.1, neither this Agreement nor any of the Ancillary Agreements may be amended except by an agreement in writing signed by both Parties.

(b)                       Any term or provision of this Agreement or of any Ancillary Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement or such Ancillary Agreement if it is in writing signed by an authorized representative of such Party.  No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.  The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 12.4                                Late Payments.  Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded in writing and properly payable that are not paid within thirty (30) days of the date of such bill, invoice or other written demand) shall accrue interest at a rate per annum equal to 12%.

Section 12.5                                Entire Agreement.  This Agreement, the Ancillary Agreements and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 12.6                                Survival of Agreements.  Except as otherwise expressly contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Distribution Time and remain in full force and effect in accordance with their applicable terms.

Section 12.7                                Coordination With Tax Sharing Agreement.  Except as specifically provided herein, this Agreement shall not apply to Taxes (which are covered by the Tax Sharing Agreement).  In the case of any conflict between this Agreement and the Tax Sharing Agreement in relation to any matter addressed in the Tax Sharing Agreement, the Tax Sharing Agreement shall prevail.

Section 12.8                                Third Party Beneficiaries.  Except (a) as provided in Article IX relating to Indemnitees and for the release of any Person provided under Section 9.1, (b) as provided in Section 7.1 relating to insured persons, (c) as provided in Section 8.1(a), and (d) as specifically provided in any Ancillary Agreement, this Agreement and the Ancillary Agreements are solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement or the Ancillary Agreements.

Section 12.9                                Notices.  All notices, requests, permissions, waivers and other communications hereunder or under any Ancillary Agreement shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided, that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Hawaii-Aleutian Standard time shall be deemed received at 9:00 a.m. Hawaii-Aleutian time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)	If to Holdings:

Matson, Inc.
1411 Sand Island Parkway
Honolulu, HI 96803
Attention: General Counsel
Fax: 808-842-6048

and

Matson, Inc.
555 12th Street
Oakland, CA 94607
Attention: General Counsel
Fax: 510-628-7331

(b)	If to New A&B:

Alexander & Baldwin, Inc.
822 Bishop Street
Honolulu, HI 96813
Attention: Chief Legal Officer
Fax: 808-525-6652

Section 12.10                          Counterparts; Electronic Delivery.  This Agreement and the Ancillary Agreements may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement.  Execution and delivery of this Agreement, any Ancillary Agreement or any other documents pursuant to this Agreement or any Ancillary Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 12.11                          Severability.  If any term or other provision of this Agreement, any Ancillary Agreement or the Exhibits or Schedules attached hereto or thereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement and the Ancillary Agreements shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement and the Ancillary Agreements so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.  If any sentence in this Agreement or in any Ancillary Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 12.12                          Assignability; Binding Effect.  This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement or any Ancillary Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement or any Ancillary Agreement without such consent shall be null and void.  Notwithstanding the foregoing, a Party may assign this Agreement or any Ancillary Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its assets; provided, that the surviving entity of such merger or the transferee of such assets agrees in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement or such Ancillary Agreement as if named as a “Party” hereto or thereto.

Section 12.13                          Governing Law.  This Agreement and the Ancillary Agreements shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Hawaii, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 12.14                          Construction.  This Agreement and the Ancillary Agreements shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party.  The Parties represent that this Agreement and the Ancillary Agreements are entered into with full consideration of any and all rights which the Parties may have.  The Parties have relied upon their own knowledge and judgment and upon the advice of the attorneys of their choosing.  The Parties have had access to independent legal advice, have conducted such investigations they and their counsel thought appropriate, and have consulted with such other independent advisors as they and their counsel deemed appropriate regarding this Agreement, the Ancillary Agreements and their rights and asserted rights in connection therewith.  The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement or any Ancillary Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement or any Ancillary Agreement.  The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or any Ancillary Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement or any Ancillary Agreement.

Section 12.15                          Performance.  Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein or in any Ancillary Agreement to be performed by any Subsidiary or Affiliate of such Party.

Section 12.16                          Title and Headings.  Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement or any Ancillary Agreement.

Section 12.17                          Exhibits and Schedules.  The Exhibits and Schedules attached hereto or to any Ancillary Agreement are incorporated herein or therein by reference and shall be construed with and as an integral part of this Agreement or such Ancillary Agreement to the same extent as if the same had been set forth verbatim herein or therein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have signed this Separation and Distribution Agreement effective as of the date first set forth above.

ALEXANDER & BALDWIN HOLDINGS, INC.

By:
Name:
Title:

A & B II, INC.

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]

EXHIBIT A

ALEXANDER & BALDWIN, LLC

(all entities are wholly owned unless otherwise indicated)

Subsidiaries
A & B Properties, Inc. (a Hawaii Corporation)
Entities in which A & B Properties, Inc. is involved as a member and/or manager:
A&B Airport Hotel LLC (a Hawaii Limited Liability Company)
A&B Alakea LLC (a Hawaii Limited Liability Company)
A&B Deer Valley LLC (a Delaware Limited Liability Company)
A&B Gateway LLC (a Hawaii Limited Liability Company)
A&B Guam LLC (a Hawaii Limited Liability Company)
A&B Hokua LLC (a Hawaii Limited Liability Company)
A&B Issaquah LLC (a Hawaii Limited Liability Company)
A&B Ka Milo LLC (a Hawaii Limited Liability Company)
A&B Kakaako LLC (a Hawaii Limited Liability Company)
A&B Kane LLC (a Hawaii Limited Liability Company)
A&B Lanihau LLC (a Hawaii Limited Liability Company)
A&B Little Cottonwood LLC (a Utah Limited Liability Company)
A&B Lot 100 LLC (a Hawaii Limited Liability Company)
A&B MLR LLC (a Hawaii Limited Liability Company)
MLR Golf Partners LLC (a Hawaii Limited Liability Company)*
A&B Ninigret LLC (a Hawaii Limited Liability Company)
A&B P&L LLC (a Hawaii Limited Liability Company)
A&B Riverside LLC (a Hawaii Limited Liability Company)
A&B Santa Barbara LLC (a Hawaii Limited Liability Company)
Santa Barbara Land and Ranching Company, LLC (a Delaware Limited Liability Company)*
A&B Visalia 1 LLC (a Hawaii Limited Liability Company)
ABHI Visalia 1 LLC (a California Limited Liability Company)
A&B Visalia 3 LLC (a Delaware Limited Liability Company)
ABHI Visalia 3 LLC (a California Limited Liability Company)
A&B Waiawa LLC (a Hawaii Limited Liability Company)
Waiawa Ridge Development LLC (a Hawaii Limited Liability Company)*
A&B Waikiki LLC (a Hawaii Limited Liability Company)
A&B Wailea LLC (a Hawaii Limited Liability Company)
Wailea MF-7 LLC (a Hawaii Limited Liability Company)
Wailea MF-8 LLC (a Hawaii Limited Liability Company)
Kai Malu Wailea LLC (a Hawaii Limited Liability Company)*
A&B Waipio 100 LLC (a Hawaii Limited Liability Company)
A&B Waipio Shopping Center LLC (a Hawaii Limited Liability Company)
A&B Westridge LLC (a California Limited Liability Company)*
AB Hawaii Royal MacArthur LLC (a Hawaii Limited Liability Company)

AB Properties Concorde LLC (a Hawaii Limited Liability Company)
ABI Concorde LLC (A Hawaii Limited Liability Company)
ABP Deer Valley LLC (a Delaware Limited Liability Company)
ABP Gateway LLC (a Hawaii Limited Liability Company)
ABP Komohana LLC (a Hawaii Limited Liability Company)
ABP Savannah-A LLC (a Hawaii Limited Liability Company)
ABP Savannah-B LLC (a Hawaii Limited Liability Company)
Avenue Penn LLC (a Hawaii Limited Liability Company)
Blacksand Hawaii Investment LLC (a Hawaii Limited Liability Company)
Bridgeport Marketplace, LLC (a California Limited Liability Company)*
Brydeswood Water Company (a Hawaii Non Profit Corporation)
Centre Pointe Marketplace, LLC (a California Limited Liability Company)*
Crossroads Plaza Development Partners, LLC (a California Limited Liability Company)*
Hokua Development Group LLC (a Hawaii Limited Liability Company)*
Kahului Town Center LLC (a Hawaii Limited Liability Company)
Kai Lani Company, LLC (a Hawaii Limited Liability Company)*
Kamuela Associates LLC (a Hawaii Limited Liability Company)*
KDC, LLC (a Hawaii Limited Liability Company)
Kukui’ula Development Company (Hawaii), LLC (a Hawaii Limited Liability Company)*
Koloa Housing I LLC (a Hawaii Limited Liability Company)*
Kukui’ula Village LLC (a Delaware Limited Liability Company)*
Kewalo Development LLC (a Hawaii Limited Liability Company)
KKV Management LLC (a Hawaii Limited Liability Company)
Kona Development Group LLC (a Hawaii Limited Liability Company)*
Mahina Ka Milo LLC (a Hawaii Limited Liability Company)
McBryde Concorde LLC (a Hawaii Limited Liability Company)
Palmdale Trade & Commerce Center, LLC (a California Limited Liability Company)*
Panama and Gosford Retail, LLC (a California Limited Liability Company)*
Port Allen Residential LLC (a Hawaii Limited Liability Company)
Rye Canyon Office Partners, LLC (a California Limited Liability Company)*
Square One Lahaina LLC (a Hawaii Limited Liability Company)
Wailea Estates LLC (a Hawaii Limited Liability Company)
Wailea Water Services LLC (a Hawaii Limited Liability Company)
Waimanu Development LLC (a Hawaii Limited Liability Company)
WDCI Deer Valley LLC (a Delaware Limited Liability Company)
WDCI Heritage LLC (a Hawaii Limited Liability Company)
WDCI Komohana LLC (a Hawaii Limited Liability Company)
Agri-Quest Development Company, Inc. (a Hawaii Corporation)
Alexander & Baldwin Foundation (a Hawaii Nonprofit Corporation)
East Maui Irrigation Company, Limited (a Hawaii Corporation)
Hawaiian DuraGreen, Inc. (a Hawaii Corporation)
Kahului Trucking & Storage, Inc. (a Hawaii Corporation)
Kauai Commercial Company, Incorporated (a Hawaii Corporation)
Kukui’ula Development Company, Inc. (a Hawaii Corporation)

Entities in which Kukui’ula Development Company, Inc. is involved as a member and manager:
South Shore Resources LLC (a Hawaii Limited Liability Company)
McBryde Sugar Company, LLC (a Hawaii Limited Liability Company)
McBryde Resources, Inc. (a Hawaii Corporation)
Ohanui Corporation (a Hawaii Corporation)

Other Related Entities
Hawaiian Sugar & Transportation Cooperative (a Hawaii agricultural cooperative association)

Inactive Subsidiaries
A & B Inc. (a Hawaii Corporation)

*Partial ownership

EXHIBIT B

MATSON NAVIGATION COMPANY, INC.

(all entities are wholly owned unless otherwise indicated)

Subsidiaries

Matson Logistics, Inc. (a Hawaii Corporation)

Matson Logistics Services, LLC (a Hawaii Limited Liability Company)

Matson Logistics Warehousing, Inc. (a Hawaii Corporation)

Matson Terminals, Inc. (a Hawaii Corporation) (dba Big Island Stevedores)

Matson Logistics (Shanghai) Co., Ltd. (a China Limited Liability Company)

Matson Shipping (Hong Kong) Limited (a Hong Kong Limited Liability Company)

Matson Shipping (Shanghai) Co., Ltd. (a China Limited Liability Company)

Matson Ventures, Inc. (a Hawaii Corporation)

Other Related Entities

SSA Terminals, LLC*

Inactive Subsidiaries

The Matson Company (a California Corporation)

*Partial ownership

B-1